                                                                   EXHIBIT 10.84
                               PURCHASE AGREEMENT

                                     BETWEEN

                MATSUSHITA KOTOBUKI ELECTRONICS INDUSTRIES, LTD.,

                                       AND

                               MAXTOR CORPORATION









           Confidential treatment requested. Confidential information in this agreement have been omitted and filed separately with the
                      Securities and Exchange Commission.




                                      TABLE OF CONTENTS
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
1.      DEFINITIONS .................................................................  1
        1.1    "Confidential Information" ...........................................  1
        1.3    "Engineering Change" .................................................  1
        1.4    "High End Products" ..................................................  1
        1.5    "Master Agreement" ...................................................  1
        1.6    "Mobile Products" ....................................................  1
        1.7    "Products" ...........................................................  2
        1.8    "Product Specifications" .............................................  2
        1.9    "Purchase Order" .....................................................  2
        1.10   "Maxtor" .............................................................  2
        1.12   "Spare Parts" ........................................................  2
        1.13   "Technical Information" ..............................................  2
        1.14   "Unique Customer Configured Products" ................................  2

2.      CONTROLLING DOCUMENT ........................................................  3
        2.1    Controlling Agreement ................................................  3
        2.2    Conflicts ............................................................  3

3.      PURCHASE ORDERS .............................................................  3
        3.1    Orders ...............................................................  3
        3.2    Confirmation .........................................................  3
        3.3    Contents .............................................................  3
        3.4    Emergency Orders .....................................................  4
        3.5    Shipment Report ......................................................  4

4.      FORECASTS/COMMITMENTS .......................................................  4
        4.1    Purchase Orders ......................................................  4
        4.2    Commitments ..........................................................  4
        4.3    Discontinuance of Model ..............................................  4

5.      PRICES ......................................................................  4
        5.1    Price ................................................................  4
        5.2    Special Pricing ......................................................  4

6.      CURRENCY ....................................................................  5

7.      TAXES .......................................................................  5

8.      PURCHASE ORDER RESCHEDULES AND FORECAST ADJUSTMENTS .........................  5

9.      PAYMENT TERMS ...............................................................  6

10.     TITLE .......................................................................  6



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

                                TABLE OF CONTENTS
                                   (CONTINUED)

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
11.     DELIVERY ....................................................................  6
        11.1   Transportation .......................................................  6
        11.2   Packaging ............................................................  6
        11.3   Delivery Times .......................................................  7

12.     INSPECTION AND ACCEPTANCE ..................................................   7
        12.1   MKE Inspection ......................................................   7
        12.2   Maxtor Inspection ...................................................   7
        12.3   Maxtor Corrections ..................................................   8
        12.4   Non-conforming Acceptance ...........................................   8
        12.5   Lot Failures ........................................................   8
        12.6   Ongoing Reliability Testing .........................................   8
        12.7   OEM Customer Inspection .............................................   9

13.     WARRANTY, PATENT INDEMNIFICATION ...........................................   9
        13.1   MKE Warranty ........................................................   9
        13.2   Maxtor Warranty .....................................................   9
        13.3   Remedy ..............................................................   9
        13.4   Warranty Costs ......................................................   9
        13.5   Exclusive Remedy ...................................................   10
        13.6   Warranty and Service by MKE for Sales by MKE to MKE Customers ......   10
        13.7   Patent Indemnification .............................................   10

14.     ENGINEERING CHANGES .......................................................   10
        14.1   MKE Changes ........................................................   10
        14.2   Maxtor Changes .....................................................   11

15.     SPARE PARTS ...............................................................   11
        15.1   Spare Parts During Product Manufacture .............................   11
        15.2   Prices of Spare Parts During Product Manufacture ...................   11
        15.3   Spare Parts After Termination of Product Manufacturing .............   11
        15.4   Prices for Spare Parts After Termination of Product Manufacturing ..   11

16.     DOCUMENTATION .............................................................   12
        16.1   Maxtor's Brands ....................................................   12

17.     COMPONENTS. ...............................................................   12

18.     TERM AND TERMINATION ......................................................   13
        18.1   Term ...............................................................   13
        18.2   [ * ] ..............................................................   13
        18.3   Rights Upon Termination ............................................   13

19.     ARBITRATION ...............................................................   13



* Confidential material redacted and filed separately with the Commission.

                                TABLE OF CONTENTS
                                   (CONTINUED)

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
20.     GOVERNMENTAL CONSENTS .....................................................   14
        20.1   Compliance with Laws ...............................................   14

21.     MISCELLANEOUS .............................................................   14
        21.1   Nonassignability ...................................................   14
        21.2   Failure to Enforce .................................................   14
        21.3   Governing Law ......................................................   14
        21.4   Severability .......................................................   15
        21.5   Notices ............................................................   15
        21.6   Entire Agreement ...................................................   15
        21.7   Force Majeure ......................................................   15
        21.8   LIMITATION OF LIABILITY ............................................   16
        21.9   Agency .............................................................   16
        21.10  Headings ...........................................................   16
        21.11  Trading Company ....................................................   16


  PURCHASE AGREEMENT BETWEEN MATSUSHITA KOTOBUKI ELECTRONICS INDUSTRIES, LTD.,
                             AND MAXTOR CORPORATION

        THIS PURCHASE AGREEMENT is made by and among MATSUSHITA KOTOBUKI ELECTRONICS INDUSTRIES, LTD., a Japanese corporation, and its subsidiaries (hereinafter collectively, "MKE"), as listed in the attached schedule ("Schedule") which will be modified by MKE from time to time and MAXTOR CORPORATION, a Delaware corporation, and its subsidiaries (hereinafter collectively, "Maxtor"), as listed in the attached schedule ("Schedule") which will be modified by Maxtor from time to time. This Agreement is entered into as of the 2nd day of April, 2001 (the "Effective Date"). In consideration of the mutual covenants and promises in this Agreement, the parties agree as follows:

1.             DEFINITIONS.

        The following terms, as used in this Agreement, shall have the meanings referenced below:

        1.1 "Confidential Information" shall have the meaning set forth in the Master Agreement.

        1.2 "Desktop Products" shall mean Products with [*] inch-size and designated for primarily for the storage needs of traditional desktop and portable computer systems for commercial and consumer use including, but not limited to, desktop PCs, commercial PCs, portable PCs, home PCs and laptop PCs. These products also may be designed for, or use in, non-computer storage applications, including, but not limited to, consumer devices (e.g. cameras, personal assistants, audio and video appliances, games, etc.), commercial devices (e.g. routers, hubs, switches, storage subsystems, storage systems, etc.), which require digital storage.

        1.3 "Engineering Change" regarding design shall mean any electrical or mechanical changes to the Products or Spare Parts, proposed by Maxtor or MKE, which would affect the performance, reliability, safety, serviceability, appearance, dimensions, tolerances, final assembly or Product Specifications of the Products. Regarding manufacturing process, "Engineering Change" shall mean any change to the manufacturing process, proposed by Maxtor or MKE, which may affect form, fit, function, quality, and/or reliability of the Products.

        1.4 "High End Products" shall mean Products designed primarily for the commercial storage needs of high performance storage and computation systems including, but not limited to, use in servers, workstations, disk arrays, storage systems, storage subsystems, mini and mainframe computers.

        1.5 "Master Agreement" means the Master Agreement between MKE and Maxtor dated as of even date herewith.

        1.6 "Mobile Products" means [*].


* Confidential material redacted and filed separately with the Commission.

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        1.7 "Products" shall mean [*].

        1.8 "Product Specifications" shall mean the specifications for the Products mutually agreed by the parties from time to time in accordance with the procedures of the parties.

        1.9 "Purchase Order" shall mean purchase orders submitted to MKE from Maxtor in accordance with Sections 3 ("Purchase Orders") and 4
("Forecasts/Commitments") of this Agreement.

        1.10 "Maxtor" shall also include any subsidiary of Maxtor listed in the Schedule or subsequently added, as provided hereinafter, or deleted by Maxtor. Maxtor may add any subsidiary in which it has greater than fifty percent (50%) ownership or control, provided however, if a third person or entity having an ownership interest in any such subsidiary is a competitor of Maxtor in the sale of hard disk drives to the public, then the consent of MKE shall be required prior to such subsidiary being added by Maxtor, which consent shall not be unreasonably withheld.

        1.11 "MKE" shall also include any subsidiary of MKE listed in the Schedule or subsequently added, as provided hereinafter, or deleted by MKE. MKE may add any subsidiary in which it has greater than fifty percent (50%) ownership or control, provided however, if a third person or entity having an ownership interest in any such subsidiary is a competitor of Maxtor in the sale of hard disk drives to the public, then the consent of Maxtor shall be required prior to such subsidiary being added by MKE, which consent shall not be unreasonably withheld.

        1.12 "Spare Parts" shall mean all spare parts for the Products.

        1.13 "Technical Information" shall mean all non-public information and know-how which is proprietary to Maxtor or MKE, as the case may be, related to the development and manufacturing of any Products, including all inventions, processes and discoveries known, actively used, or hereafter developed by either party with respect thereto during the term of this Agreement. Technical Information shall be mutually exchanged between the parties solely for the purpose of contributing to, or assisting with, the design, manufacturing, marketing, testing and service of the Products. No exchange of Technical Information shall be deemed to transfer, license or otherwise assign from one party to the other party any proprietary rights any party hereto may have in the Technical Information, and one party's rights to use the other party's Technical Information shall be set forth in Section 9.1 and 9.2 of Master Agreement.

        1.14 "Unique Customer Configured Products" shall mean Products based upon standard Products but incorporating changes that may include electrical, hardware interface, firmware and/or form factor made pursuant to the terms of this Agreement. The specifications of such products will be mutually confirmed in writing on an as-needed basis.

2.      CONTROLLING DOCUMENT.

        2.1 Controlling Agreement. All purchases of the Products by Maxtor from MKE shall be subject to the terms and conditions of this Agreement, the Master Agreement and the exhibits, if any, attached to each. Any additional, inconsistent and conflicting clauses in any Purchase Order, release, acceptance or other written correspondences from one party to the other, are to be


* Confidential material redacted and filed separately with the Commission.

considered rejected and of no effect. Any addition to, deletion from or modification of any of the provisions of this Agreement shall be made in writing signed by duly authorized representatives of both parties and shall state that it is an amendment of this Agreement.

        2.2 Conflicts. If a conflict arises between any of the terms in the following documents, the order of precedence shall be: (i) this Agreement, (ii) the Master Agreement, and (iii) written terms on any issued and accepted Purchase Order.

3.      PURCHASE ORDERS.

        3.1 Orders. The purchase and sale of Products and Spare Parts shall be made against specific Purchase Orders placed by Maxtor to MKE and accepted by MKE during the term of this Agreement in accordance with the provisions hereof, provided that such acceptance shall not be unreasonably withheld or delayed in accordance with the provisions hereof. Purchase Orders and change orders may be placed by facsimile. A Purchase Order may provide for delivery of the Products for a period up to [*] days following normal expiration of this Agreement and all terms and conditions of this Agreement shall govern. Subject to the provisions of Section 18.2 ("Termination"), no Purchase Order is required to be accepted by MKE on and after the expiration or the termination of this Agreement. Any Purchaser Order issued, or to be issued, for any firm commitment of purchase of Products hereunder shall be noncancellable except as otherwise provided for in Sections 11.3 ("Delivery Times") and 21.7 ("Force Majeure") hereof and Maxtor shall be responsible for taking deliveries of and paying for all Products set forth in such Purchase Order.

        3.2 Confirmation. MKE will notify Maxtor of receipt of a Purchase Order within five (5) working days after receipt of Maxtor's Purchase Order. Confirmation of receipt and acceptance by MKE may be by facsimile. No individual Purchase Order shall be binding upon MKE unless and until accepted in writing by MKE, but such acceptance shall not be unreasonably withheld or delayed.

        3.3 Contents. All Purchase Orders for Products and Spare Parts submitted by Maxtor shall state the following: (i) price, (ii) the quantities ordered,
(iii) delivery dates, (iv) destination (which shall be the mutually agreed Maxtor facility unless otherwise specifically agreed by the parties), (v) requested method of shipment (and specific carrier if desired) and (vi) Product model or Spare Parts number in accordance with the terms and conditions hereof. Maxtor shall use the form of Purchase Order agreed upon by the parties from time to time to place the Purchase Order and emergency orders referred to in Section
3.5 ("Emergency Orders") below. Any additional or inconsistent terms contained on such form of Purchase Order shall not be applicable and are hereby rejected.

        3.4 Emergency Orders. The monthly rolling forecasts and Purchase Orders placed by Maxtor under Sections 3.1 ("Orders") and 4.2 ("Commitments") shall not prevent Maxtor from placing emergency orders for Products for delivery up to the quantities as may be agreed to by MKE in accordance with the provisions hereof in less than ninety (90) days and MKE agrees to make reasonable efforts to deliver the Products on the requested schedule but shall have no liability hereunder for failure to deliver such emergency orders on the requested schedule.


* Confidential material redacted and filed separately with the Commission.

        3.5 Shipment Report. MKE will supply Maxtor a weekly shipment report for all Products shipped during the past week, which report shall specify the quantity, part number (including revision or configuration level), shipment date and commercial invoice number with the form and method to be mutually agreed upon between the parties.

4.      FORECASTS/COMMITMENTS.

        4.1 Purchase Orders. Maxtor will issue a non-cancelable Purchase Order on a monthly basis, on or before the 10th day of such month, [*].

        4.2 Commitments. The initial [*] period of any forecast shall be accompanied by a Purchase Order of Maxtor for the purchase of Products set forth in such forecast. The next [*] period shall be a projection of the quantities of Products needed by Maxtor, and not regarded as a commitment of Maxtor to purchase such Products but shall be regarded only for planning purposes.

        4.3 Discontinuance of Model. Maxtor shall promptly notify MKE of Maxtor's decision to discontinue to order any specific model of Product. Notwithstanding any such notice, Maxtor shall remain obligated to purchase the specific model of Product pursuant to the application of Section 3.1 ("Orders") and Section 8 ("Purchase Order Reschedules and Forecast Adjustments").

5.      PRICES.

        5.1 Price. The purchase price to Maxtor for each item of the Products sold to Maxtor shall be [*].

        5.2 Special Pricing.

                (a) In order to obtain business from specific potential customers identified by Maxtor and deemed to be in the mutual best interests of Maxtor and MKE, Maxtor and MKE shall in good faith work together to establish a mutually agreeable price for the Products between MKE and Maxtor where such special pricing may be necessary in order for Maxtor to obtain the business from such customers.

                (b) All prices to Maxtor for Products, Unique Custom Configured Products and/or Spare Parts, where MKE's trading company provides export services from Japan, shall be F.O.B. Japanese Port (Osaka, Kobe or their vicinity) as designated by Maxtor [*] the Ex-MKE factory price for such Products, Unique Custom Configured Products and/or Spare Parts as set forth in
Section 5.1 ("Price") above.

6.      CURRENCY.

        MKE sales of Products and Spare Parts to Maxtor shall be in U.S.
Dollars.


* Confidential material redacted and filed separately with the Commission.

7.      TAXES.

        The price for the Products includes all taxes necessary to pass title to the Products, Unique Customer Configured Products and Spare Parts to Maxtor at the delivery point. In the case of substantially high rate taxes, charges or duties such as 100% sanctions, Maxtor and MKE agree to meet immediately and to agree upon a method to resolve such problem. Title to the Products, Unique Customer Configured Products and Spare Parts shall pass to Maxtor from MKE ex-MKE Factory unless MKE's Trading Company provides export services, in which event title shall pass to Maxtor F.O.B. Japanese Port (Osaka, Kobe or their vicinity) as designated by Maxtor.

8.      PURCHASE ORDER RESCHEDULES AND FORECAST ADJUSTMENTS.


        [*].


        It is expected that a significant portion of Maxtor's business will require special configuration of the Products. Some may be as minor as code changes while others may require special brackets or other hardware changes. Maxtor's customers also will change the mix of Products in addition to their configuration with virtually no lead time. Therefore, Maxtor shall be able to change the configuration and mix of Products on a weekly basis. Maxtor and MKE will work together to establish a mutually agreeable procedure for changing the configuration and mix of Products and Unique Customer Configured Products.

9.      PAYMENT TERMS.

        Unless otherwise specifically provided herein, all payments, including without limitation payments for the Products, Unique Customer Configured Products and Spare Parts made by Maxtor hereunder shall be payable in U.S. Dollars, [*], in case of Products manufactured in Japan and [*], in case of Products manufactured in Singapore, after delivery of the Products, Unique Customer Configured Products or Spare Parts to Maxtor. Delivery of the Products, Unique Customer Configured Products or Spare Parts shall be deemed to occur when such Products, Unique Customer Configured Products or Spare Parts are delivered ex-MKE Factory unless MKE's designated Trading Company provides export service to Maxtor, in which event delivery shall be deemed to occur when the Products, Unique Customer Configured Products and/or Spare Parts are delivered F.O.B. Japanese Port (Osaka, Kobe or their vicinity) as designated by Maxtor.

        [*].

10.     TITLE.

        Title to the Products, Unique Customer Configured Products and/or Spare Parts and risk of loss shall pass to Maxtor upon MKE's delivery thereof, as delivery is defined in Section 9 ("Payment Terms") above regardless of any provisions for payment of freight or insurance or form of shipping documents.


* Confidential material redacted and filed separately with the Commission.

11.     DELIVERY.

        11.1 Transportation. The method of transportation and the carrier selected shall be as specified by Maxtor in its Purchase Order. All transportation charges, including insurance, shall be paid by Maxtor.

        11.2 Packaging. The method of packaging shall be in accordance with specifications established by Maxtor from time to time. The cost of packaging for shipment to the United States is included in the price. Each shipment shall include a packing list containing: (i) Purchase Order number, (ii) Product, Unique Customer Configured Products or Spare Part number, and (iii) quantity of shipped Products, Unique Customer Configured Products or Spare Parts. Serial numbers of Products shipped to Maxtor shall be delivered concurrently with the packing list but by separate communications in accordance with the parties' standard practices. Maxtor shall indemnify and hold harmless MKE from and against any and all liabilities, cost, expenses, loss and damages, arising out of or relating to the packaging for the Products provided that the Products and Spare Parts are packed in conformity with Maxtor's specifications.

        11.3 Delivery Times. The delivery dates and quantities specified by Maxtor in its Purchase Orders accepted by MKE are firm. If a delivery date, along with the appropriate quantities, is missed by more than five (5) days, then Maxtor may reschedule the delivery in question.

12.     INSPECTION AND ACCEPTANCE.

        12.1 MKE Inspection. MKE shall provide and maintain an inspection procedure and quality assurance program for Products and Spare Parts and their production processes. Complete records of all inspection work done by MKE including equipment calibration, shall be made available to Maxtor upon its request and reasonable times during the term of this Agreement. Maxtor is authorized to perform source inspection and quality assurance audits at MKE's manufacturing facilities, but this shall not relieve MKE of its obligation to deliver conforming Products or waive Maxtor's right of inspection and acceptance at destination.

        12.2 Maxtor Inspection. All Products, Unique Customer Configured Products and Spare Parts ordered by Maxtor under this Agreement shall be subject to inspection and acceptance by Maxtor at its destination in accordance with incoming inspection test procedures agreed to by MKE. All Products, Unique Customer Configured Products and Spare Parts shipped, under this Agreement will comply one hundred percent (100%) to the Product Specifications. Products, Unique Customer Configured Products and Spare Parts which fail to pass Maxtor's incoming test or inspection requirements for the Products, Unique Customer Configured Products and Spare Parts which have been established by the mutual agreement of Maxtor and MKE may be rejected by Maxtor and returned to MKE for repair or replacement, with all costs to repair or replace and of transportation (with MKE choosing the carrier) and risk of loss from Maxtor's principal facility, to be paid as provided below.

                (a) During the Agreement term, and by mutual agreement between Maxtor and MKE, MKE shall provide at MKE's expense, at Maxtor's facility, technical personnel for purpose of analyzing manufacturing defects found during incoming acceptance tests.


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

                (b) In the event that MKE's technical personnel at Maxtor's facility cannot correct defects relating solely to manufacturing defects within a reasonable number of working days following MKE's receipt of Maxtor's notice of defects, the non-conforming Products, Unique Customer Configured Products and Spare Parts may be returned to MKE for repair or replacement. Maxtor shall notify MKE prior to return of nonconforming Products, Unique Customer Configured Products or Spare Parts. All returned Products, Unique Customer Configured Products or Spare Parts will be shipped to MKE's designated facility.

                (c) All shipments of non-conforming Products, Unique Customer Configured Products or Spare Parts pursuant to (b) above shall be made freight collect and MKE assumes risk of loss and damage during transit. Replacement Products, Unique Customer Configured Products or Spare Parts will be delivered to Maxtor, at Maxtor's applicable facility, at MKE's expense within thirty (30) days after the date of receipt of non-conforming Products, Unique Customer Configured Products or Spare Parts by MKE. Should MKE fail to repair or replace rejected Products, Unique Customer Configured Products or Spare Parts and return conforming Products, Unique Customer Configured Products or Spare Parts to Maxtor within thirty (30) days, Maxtor shall have the option to cancel without cost or liability the purchase of such Products, Unique Customer Configured Products or Spare Parts and receive, at Maxtor's option, a credit or rebate if payment has been made. Maxtor shall pay freight charges, insurance and other customary charges for transportation for improperly rejected Products, Unique Customer Configured Products or Spare Parts. Notwithstanding the foregoing, Maxtor and MKE shall separately negotiate in good faith if either party believes that different procedures for repair and replacement of High End Products or other new Products should be established because of the differences in such Products.

                (d) It is understood that all costs to repair or replace and of transportation with respect to defective Products, Unique Customer Configured Products or Spare Parts shall be the [*].

        12.3 Maxtor Corrections. Maxtor may attempt to correct deficiencies with Spare Parts purchased under this Agreement. Such correction by Maxtor shall neither invalidate nor act as a waiver of Maxtor's rights to satisfaction under
Section 12.2 ("Maxtor Inspection") above nor affect any other terms of this Agreement, including, but not limited to, the warranty under Section 13 ("Warranty"). The act of payment for Products or Spare Parts shall not of itself signify acceptance by Maxtor of the Products or Spare Parts.

        12.4 Non-conforming Acceptance. Maxtor may choose to accept Products, Unique Customer Configured Products or Spare Parts which fail to conform in a minor aspect to the specifications established by this Agreement without prejudice to its right to reject non-conforming items in the future. If Maxtor so chooses, Maxtor will notify MKE of its intent to accept non-conforming items. MKE agrees to negotiate in good faith a price reduction for such items based upon Maxtor's added expenses to correct such deficiencies provided that the basis for non-conformance is not the result of a design defect. After the parties agree on a price Maxtor will notify MKE that Maxtor has accepted the non-conforming items.


* Confidential material redacted and filed separately with the Commission.

        12.5 Lot Failures. If a lot fails the acceptance quality yield level established by the parties from time to time then Maxtor may reject the entire lot and require MKE technical personnel to verify individual Products in the lot as acceptable provided that the basis for failure of quality yield level is not the result of a design defect.

        12.6 Ongoing Reliability Testing. MKE shall perform ongoing reliability testing in a manner and frequency mutually agreed upon by the parties from time to time.

        12.7 OEM Customer Inspection. MKE shall allow with prior arrangement, Maxtor's OEM customers to perform or cause to be performed inspection, audit and/or test of Product and/or manufacturing process. The OEM customer is to be accompanied by a Maxtor employee(s) who will be the interface between the OEM customer and MKE.

13.     WARRANTY, PATENT INDEMNIFICATION.

        13.1 MKE Warranty. The MKE warranty period extended to Maxtor shall be [*]. Such warranty period shall commence from the date of delivery of Products by MKE to Maxtor as described in Section 9 ("Payment Terms") hereof. All Products, Unique Customer Configured Products or Spare Parts furnished under this Agreement, except for software/firmware and product interface components supplied by Maxtor, will be warranted by MKE to be free of defects in materials and workmanship, and will conform to applicable Product Specifications, drawings and/or samples provided or incorporated in this Agreement. Notwithstanding the above, the warranty period may be adjusted by mutual agreement based on the warranty period that Maxtor actually provides to its customers. The terms of the warranty periods will be reviewed on an annual basis. Maxtor and MKE agree to negotiate in good faith adjustments of the warranty period due to competitive market conditions.

        13.2 Maxtor Warranty. Maxtor warrants for the period of time that Maxtor warrants to its customers from the date of delivery of Products by Maxtor to its customers that all Products, Unique Customer Configured Products and Spare Parts furnished under this Agreement will be free from defects in design. These warranties shall survive any inspection, delivery, payment and termination or expiration of this Agreement, and shall run to MKE and MKE Customers, or its successors and assigns.

        13.3 Remedy. Correction of warranty defects hereunder shall be performed at either Maxtor's or MKE's facility, as MKE and Maxtor shall agree. MKE shall, with the mutual agreement of Maxtor, repair or replace all defective Products, Unique Customer Configured Products and Spare Parts within thirty (30) days of receipt of defective Products returned to it by Maxtor. During the term of this Agreement, and if mutually agreed between Maxtor and MKE, MKE shall provide, at Maxtor's facility, technical personnel for the purpose of analyzing and repairing defects in the Products, Unique Customer Configured Products and Spare Parts. Notwithstanding the foregoing, Maxtor and MKE shall separately negotiate in good faith if either party believes that different procedures for repair and replacement of High End Products or other new Products should be established because of the differences in such Products.



* Confidential material redacted and filed separately with the Commission.

        13.4 Warranty Costs. [*] The parties shall review on a semi-annual basis the procedures for warranty repairs and allocation of warranty expenses as well as the reimbursement policy for such warranty repairs as hereinafter set forth. Initially, a report shall be prepared by MKE and Maxtor on a calendar quarterly basis indicating the warranty costs incurred by the parties pursuant to this
Section 13. Within thirty (30) days after a warranty cost report is submitted, the owing party shall reimburse the owed party. Any disputes pursuant to this
Section 13 shall be resolved by arbitration in the manner established by Section 19 ("Arbitration") below.

        13.5 Exclusive Remedy. THE WARRANTIES SET FORTH ABOVE CONSTITUTE THE SOLE AND EXCLUSIVE REMEDY OF MKE AND MAXTOR REGARDING THE PERFORMANCE OF THE PRODUCTS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, MAXTOR AND MKE MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER MKE NOR MAXTOR SHALL BE LIABLE FOR CONSEQUENTIAL DAMAGES.

        13.6 Warranty and Service by MKE for Sales by MKE to MKE Customers. MKE shall at its cost, expense and responsibility, warrant the Products and/or provide after-sales service on the Products sold to MKE Customers hereunder. Notwithstanding, Maxtor shall at MKE's request provide in good faith reasonable technical advice and assistance regarding Product design in support of such warranty and after-sales service. Maxtor shall reasonably support MKE's requests regarding customer specifications, firmware changes, and assignment of part numbers for Product sold hereunder. The parties agree to negotiate in good faith reasonable terms and conditions regarding any specification and/or schedule changes.

        13.7 Patent Indemnification. The provisions of Section 11 ("Patent Indemnification") of the Master Agreement shall be deemed incorporated into this Agreement.

14.     ENGINEERING CHANGES.

        14.1 MKE Changes. MKE shall notify Maxtor of any Engineering Change proposed to be made by MKE to the Product, Spare Parts, or manufacturing process and shall supply a written description of the expected effect of the Engineering Change on the Product or manufacturing process, including the effect on performance, all test results of the proposed change, reliability, quality and serviceability and any cost changes expected by the Engineering Change. In deciding whether or not to give its consent to the inclusion of an MKE-proposed Engineering Change, Maxtor may elect to evaluate parts and/or designs specified as part of the proposed change. Maxtor agrees to approve or disapprove MKE-proposed changes or respond with alternate proposals within sixty (60) working days of receipt of a written request including all necessary documentation and materials to correctly evaluate the requested change for changes requiring customer approval and ten (10) working days for changes requiring only Maxtor approval. Maxtor will use its best effort to reduce the response time for MKE-proposed changes that require customer approval.



* Confidential material redacted and filed separately with the Commission.

        14.2 Maxtor Changes. Maxtor may request, in writing, that MKE incorporate an Engineering Change into the Product or a manufacturing process. Such request will include a description of the proposed change sufficient to permit MKE to evaluate its feasibility and the proposed effect on quality, reliability, performance, cost and serviceability. Within ten (10) working days of such request by Maxtor, MKE will advise Maxtor of the terms and conditions under which it would make the Engineering Change requested by Maxtor. MKE's evaluation shall be in writing and shall state the cost savings or increase, if any, expected to be created by the Engineering Change, and its effect on the performance, quality, reliability, safety, appearance, dimensions, tolerance, inventory cost and lead time, provided such advice and evaluation by MKE shall be deemed conditional only and such change request shall be of no force and effect until such time as Maxtor and MKE shall agree in writing upon a commensurate increase or decrease in the purchase price or revision of delivery schedule or both. If Maxtor requests MKE in writing to incorporate an Engineering Change into the Product or manufacturing process and it is agreed to by MKE, the Product Specifications will be amended as required. MKE shall not unreasonably refuse to incorporate Maxtor's Engineering Changes into the Product or manufacturing process.

15.     SPARE PARTS.

        15.1 Spare Parts During Product Manufacture. During the manufacture of the Products Maxtor shall have the right to order all piece parts for the purpose of providing service on the Products by Maxtor, or any authorized third party repair organization. Maxtor will order Spare Parts with at least ninety
(90) days lead time and MKE agrees to supply the Spare Parts.

        15.2 Prices of Spare Parts During Product Manufacture. The prices of all piece parts or subassemblies that compose the Product [*] of the total Product price to Maxtor.

        15.3 Spare Parts After Termination of Product Manufacturing. Maxtor shall have the right to purchase the recommended Spare Parts and MKE agrees to supply these Spare Parts for a period of [*] years after discontinuance of a relevant model of a Product. Maxtor shall also have the right to purchase all mutually agreed upon individual piece parts from MKE or their vendors during this time period so that MKE is not required to stock every individual piece part. MKE will assist Maxtor in purchasing and obtaining the best prices from their vendors.

        15.4 Prices for Spare Parts After Termination of Product Manufacturing. After termination of this Agreement, Prices for the Spare Parts shall be mutually agreed upon, however, the parties agree to negotiate commercially reasonable prices for said Spare Parts. At Maxtor's option certain Spare Parts of U.S. manufacture may be purchased directly from the manufacturers. Warranty for MKE-supplied Spare Parts will be the same as for the Product under Section 13 ("Warranty"). Order lead times and payment terms for parts and subassemblies shall be the same as for Spare Parts.




* Confidential material redacted and filed separately with the Commission.

16.      DOCUMENTATION.

        16.1 Maxtor's Brands.

                (a) Maxtor grants to MKE the right to apply such of Maxtor's Brands to the Products to be manufactured and delivered to Maxtor pursuant to this Agreement as Maxtor shall direct upon reasonable written notice. Maxtor's Brands shall not be used in combination with any other tradenames, trademarks, characters, figures or marks by MKE without the prior written approval of Maxtor. Maxtor represents and warrants that it is the sole and exclusive owner of Maxtor's Brands and that the use thereof on the Product will not infringe the rights of any third party.

                (b) Maxtor's Brands shall be affixed to each unit of the Product, in such manner as may be specified by Maxtor trademark guidelines issued by Maxtor to MKE from time to time.

                (c) Maxtor shall indemnify and hold harmless MKE from and against any and all liabilities, costs, expenses, loss and damages, including reasonable counsel fees and expenses for the cost of settlement, arising out of or relating to any claim by any third party of any proprietary right or interest in Maxtor's Brands or any claim relating to any art work, labeling and other printed matters supplied by or included at the direction of Maxtor. Maxtor shall, at the request of MKE, assume the defense of any action or suit against MKE relating hereto, by reputable counsel reasonably acceptable to MKE retained at Maxtor's expense, and shall pay any damages assessed against or otherwise payable by MKE as a result of the disposition of any such action or suit. MKE shall promptly notify Maxtor of the commencement of any such action or suit, or threats thereof, and Maxtor shall be afforded the opportunity to determine the manner in which such action or suit should be handled or otherwise disposed of. Maxtor shall not effect any settlement that does not provide for the full and unconditional release of all applicable claims against MKE without MKE's prior written consent. Notwithstanding the foregoing, if MKE is a named party in any action or suit, MKE may participate in any such action or suit at its own expense and by its own counsel. MKE shall not undertake to settle, or agree to any settlement herein, without first obtaining the written consent of Maxtor.

17.     COMPONENTS.

        MKE and Maxtor agree to work together and mutually agree on sourcing of parts components to insure that consideration be given to sources outside MKE, given price, quality, delivery and other procurement considerations are equal.

        While Maxtor and MKE will jointly develop the specifications for the key components and parts, Maxtor shall be responsible for establishing the actual specifications for such components and parts. MKE shall be responsible for the components and parts after such components and parts successfully pass MKE's incoming test inspection subject to Section 13.1 ("MKE Warranty") and Section
13.2 ("Maxtor Warranty") hereof. Notwithstanding the aforesaid, should the application of the previous sentence work a hardship on either party, Maxtor and MKE shall, in good faith, negotiate a reasonable commercial solution.

        It is contemplated that all components and parts for the Products or Unique Customer Configured Products will be either provided by MKE or other worldwide sources resulting in the lowest total cost.

        Maxtor shall provide reasonable assistance to MKE to resolve any material problems of such components and parts if such problems may occur after the commencement of mass-production of such components and parts.

18.     TERM AND TERMINATION.

        18.1 Term. This Agreement shall be effective as of the date first set forth above and shall continue in effect for a period of [ * ] whereupon this Agreement shall be terminated on [ * ] unless otherwise agreed to by the parties in writing. The parties will, in good faith, negotiate a new Purchase Agreement during [ * ] ("Negotiation Period"). Any such new Purchase Agreement will contain payment terms, [ * ], that are substantially identical to the payment terms recited in Section 9. ("Payment Terms") of this Agreement. In the event the Master Agreement terminates for any reason, this Agreement shall terminate concurrently.

        18.2 [ * ].

        18.3 Rights Upon Termination.

                (a) In the event of any termination of this Agreement, Articles 1, 6, 9, 13, 15, 16, 19, 20 and 21, and Section 18.3 shall survive.

                (b) In addition, in the event of any valid termination of this Agreement by MKE due to a material breach by Maxtor, MKE shall be entitled to damages as awarded in arbitration pursuant to Section 19 ("Arbitration").

                (c) In addition, in the event of any valid termination of this Agreement by Maxtor due to a material breach by MKE, Maxtor shall be entitled to damages as awarded in arbitration pursuant to Section 19 ("Arbitration").

                (d) This Section sets forth the sole remedy of a party in the event of a material breach of this Agreement by the other party.

19.     ARBITRATION.

        This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, excluding its conflict of law provisions. This Agreement is prepared and executed in the English language only and any translation of this Agreement into any other language shall have no effect. All disputes, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be settled by arbitration in accordance with the International Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be Geneva, Switzerland. The




* Confidential material redacted and filed separately with the Commission.

language of the arbitration shall be English. The award rendered by the arbitrator shall include costs of the arbitration, reasonable attorneys' fees and reasonable costs for experts and other witnesses. Judgment on the award may be entered in any court having jurisdiction. The parties agree that the arbitrator shall have the authority to issue interim orders for provisional relief, including, but not limited to, orders for injunctive relief, attachment or other provisional remedy, as necessary to protect either party's name, proprietary information, trade secrets, know-how or any other proprietary right. The parties agree that any interim order of the arbitrator for any injunctive or other preliminary relief shall be enforceable in any court of competent jurisdiction. In addition, either party shall be free to seek provisional relief from any court of competent jurisdiction, in order to protect that party s name or proprietary rights, prior to or after the arbitration procedure set forth in this Section.

        Anything in this Agreement to the contrary notwithstanding, in no event shall the failure to agree upon the prices of the Products and the minimum quantities be subject to arbitration.

20.     GOVERNMENTAL CONSENTS.

        20.1 Compliance with Laws. All parties agree during the term of this Agreement to comply with all applicable laws of any country or government authority including, but not limited to Foreign Exchange and Foreign Trade Act and Export Trade Control Order of Japan and administrative guidance prohibiting use of products or technology for design or manufacture of nuclear weapons, chemical weapons, biological weapons or missiles, or Export Administration Regulations of the United States. The parties recognize and agree that products and technology delivered or transferred from one party to the other party may be subject to restrictions on export or re-export imposed by the United States Department of Commerce or the Ministry of Economy, Trade and Industry of Japan.

21.     MISCELLANEOUS.

        21.1 Nonassignability. Except as specifically permitted by this Agreement, neither party may assign, transfer or sublicense any of the rights or obligations arising under this Agreement (including any affiliate or subsidiary of a party) other than to a successor to its entire business by reason of merger or sale of assets provided that the other party first receives written notice of any such proposed merger or sale of assets and the intended successor in interest of such proposed merger or sale of assets pursuant to such transaction acknowledges in writing to be bound by the terms and conditions of this Agreement, without the prior written consent of the other party, and any attempted assignment without such consent shall be void and without effect.

        21.2 Failure to Enforce. The failure of either party to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of such party to enforce each and every such provision.

        21.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, excluding its conflict of law provisions.

        21.4 Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the remaining portions of this Agreement shall remain in full force and effect.

        21.5 Notices. Any notice which any party desires or is obligated to give to the other shall be given in writing and sent to the appropriate address shown below or to such other address as the party to receive the notice may have last designated in writing in the manner herein provided. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effective (i) if personally delivered, at the time delivered by hand, (ii) if delivered by facsimile transmission, upon confirmation of transmission, (iii) if by courier, on the business day such courier guarantees delivery, and (iv) if delivered by U.S. Mail, seven (7) business days after deposit in the U.S. mail, postage prepaid, all properly addressed as follows:

     Maxtor Corporation
     500 McCarthy Blvd
     Milpitas, CA 95035
     Attention: Chief Executive Officer

     Copy to: General Counsel
     facsimile: (303)678-3111

     Matsushita Kotobuki Electronics
     Industries, Ltd.
     8-1 Furujin-Machi
     Takamatsu-City. Kagawa 760 - 0025, Japan
     Attention: President
     facsimile: 011-81-(878) 511047

        21.6 Entire Agreement. Except for the Master Agreement, this Agreement and any attachments or exhibits hereto constitute the entire agreement among the parties pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties are expressly canceled. Any modifications of this Agreement must be in writing and signed by duly authorized officers of all parties.

        21.7 Force Majeure. In the event of any delay in performance or failure of performance of obligations under this Agreement by either party due to any causes arising from acts of God, war, mobilization, riot, strike, fire, earthquake, flood, embargo, delay of carrier, power failure or attributable to acts, events or omissions beyond the reasonable control of the party concerned, such delay or failure of performance shall not be deemed a default and the party so delayed or prevented shall be under no liability for loss or injury suffered by the other party. Nothing in this paragraph shall affect the right of either party to terminate this Agreement as otherwise provided herein.

        21.8 LIMITATION OF LIABILITY. IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL ANY PARTY UNDER THIS AGREEMENT BE LIABLE FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS OF THE OTHER PARTY OR PARTIES OR ANY EXPENDITURES, COSTS OR INVESTMENTS MADE OR INSURED BY THE OTHER PARTY OR PARTIES AS PROVIDED HEREIN.

        21.9 Agency. This Agreement does not create a principal to agent, employer to employee partnership, joint venture, or any other relationship except that of independent contractors between Maxtor and MKE.

        21.10 Headings. Headings to Paragraphs and Sections of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

        21.11 Trading Company. Unless otherwise agreed to in writing by MKE and Maxtor, MKE and Maxtor agree that either Maxtor will establish a "trading company" (as hereafter defined) or establish a relationship with an existing trading company acceptable to MKE, for the purpose of expediting the necessary documentation for that shipment of Products and Spare Parts under this Agreement and the importation of components and parts by Maxtor for MKE and may be responsible pursuant to the specific terms and times of payment as provided for elsewhere in this Agreement for the collection and payment of all monies due to the appropriate party under this Agreement during the term of this Agreement and any other functions necessary to carry out the business between Maxtor and MKE. A "trading company" shall mean such organization existing, or to exist, which is, or shall be, able to effect the functions described in the proceeding sentence. At any time during the term of this Agreement, Maxtor shall have the right to establish its own trading company to act as such in replacement of any prior existing relationship, or Maxtor may change its relationship from a non-Maxtor affiliated trading company to any other non-Maxtor affiliated trading company, with the written consent of MKE, which shall not be unreasonably withheld.

        IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written. Notwithstanding such execution, this Agreement shall become effective only after obtaining required approval of the government of Japan.




                                            MAXTOR CORPORATION



                                            By: /s/ Michael R Cannon
                                                -------------------------------
                                                   Name: Mr. Michael R Cannon
                                                   Title:  President and CEO




                                            MATSUSHITA KOTOBUKI
                                            ELECTRONICS INDUSTRIES, LTD.



                                            By: /s/ Tomiyasu Chiba
                                                -------------------------------
                                                   Name: Mr. Tomiyasu Chiba
                                                   Title: President

                                  SCHEDULE 1.10


                         LIST OF SUBSIDIARIES OF MAXTOR


        Maxtor Asia Pacific Limited                          Hong Kong
        Maxtor Disc Drives Pty Limited                       Australia
        Maxtor Europe GmbH                                   Germany
        Maxtor Europe Limited                                United Kingdom
        Maxtor International Sarl (2)                        Switzerland
        Maxtor Europe SARL                                   France
        Maxtor Japan Limited                                 Japan
        Maxtor Korea Limited                                 Republic of Korea
        Maxtor Ireland Limited                               Ireland
        Maxtor Peripherals (S) Pte. Limited                  Singapore
        Maxtor Sales Private Limited                         Singapore
        Maxtor Receivables Corporation                       California
        Maxtor Thailand Limited                              Thailand
        Maxtor Malaysia Sdn Bhd                              Malaysia
        Maxtor Sub                                           Bermuda
        Maxtor Sub                                           Gibraltar
        Maxtor Sub                                           Luxemburg
        Maxtor Realty Corporation                            California

                                  SCHEDULE 1.11


                           LIST OF SUBSIDIARIES OF MKE



1.  Matsushita Kotobuki Electronics Industries Singapore Pte. Ltd. (Singapore)

2.  PT. Matsushita Kotobuki Electronics Peripherals Indonesia (Indonesia)

3.  Matsushita Kotobuki Electronics Peripherals of America Inc. (USA)